77N
August 11, 1999


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention: Mr. Paul F. Roye
 Director, Division of Investment Management

Obligations of General American
     Life Insurance Company

Ladies and Gentlemen:

	With reference to Rule 2a-7(c)(6)(iii) under the Investment Company Act of 1940, as amended (the "1940 Act"), this letter is to confirm the information provided to the staff of the Division of Investment Management by telephone last night concerning debt obligations (the "Obligations") issued by General American Life Insurance Company ("General American") which are held in the investment portfolios of "money market funds" of which Alliance Capital Management L.P. ("Alliance") is the investment adviser (each a
"Fund"). The name of each Fund, the approximate principal amount of the Obligations held by the Fund and the approximate percentage of each Fund's net assets represented by the Obligations are as follows:
	  Approximate Principal 	   Approximate Percentage
Amount of Obligations Held	   of Fund's Net Assets
    Name of Fund 		         (in Millions)       	Represented by the
Obligations

Alliance Capital Reserves		$405				3.7%

Alliance Capital Money			  60				3.9%
   Reserves

Alliance Institutional			  85				3.3%
Reserves, Inc.  Prime Portfolio

Alliance Institutional			  20				2.7%
Reserves, Inc.  Trust Portfolio

	As we informed the staff, each Fund has an unconditional right upon demand to receive payment of the outstanding principal of the Obligations it holds plus accrued interest thereon, which demand may be made at any time upon not more than seven days' notice. Each Fund submitted a proper demand on August 2, 1999 for the entire amount of the principal and accrued interest on the Obligations it held. Payment of the amount demanded should have been received on August 9, 1999. No portion of that amount was paid to any Fund on that date nor has any portion thereof since been received by any Fund.

	A meeting of the Board of Directors or Trustees of each Fund was held yesterday. At the meeting, the Directors or Trustees of each Fund approved a methodology for valuation of the Obligations under current conditions on a fair value basis, which resulted in a valuation of at the close of business yesterday of 98 cents on the dollar. The Directors or Trustees of each Fund also determined, with reference to Rule 2a-7(c)(6)(iii) of the 1940 Act, that disposal of the Obligations held by the Fund would not be in the Fund's best interests.

As we also discussed with the staff, developments pertinent to the Obligations are being monitored closely for each of the Funds by Alliance, and contingency planning is well underway. The Obligations are currently being treated as illiquid.

Please contact me (at (212) 969-2108) or Emilie Wrapp of Alliance (at
(212) 969-2154) should you require additional information concerning this matter.

								Very truly yours,







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